Exhibit 10.42

SHARE PURCHASE AGREEMENT

dated as of January 25, 2007

by and between

AJG CAPITAL, INC.

(“Transferor”)

AVIACARGO 27125/27347, LLC

and

ERSTE FINANCE MALTA LIMITED

(each, a “Transferee”)

Relating to Shares in respect of

Aviacargo Leasing Limited

i

(continued)

(continued)

(continued)

(continued)

Schedules
Schedule 1 Notices
Schedule 5.1.10
Schedule 5.1.13
Schedule 5.1.15
Schedule 5.1.16
Schedule 5.1.19

Exhibits
Exhibit A Form of Lessee Consent

v

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of January 25, 2007 (as from time to time amended, modified or supplemented, this “Agreement”), by and between AJG CAPITAL, INC., an Illinois corporation (“Transferor”), AVIACARGO 27125/27347, LLC, a Delaware limited liability company (“Automatic”), and ERSTE FINANCE MALTA LIMITED, a Maltese limited liability company (“EFM”) (each of Automatic and EFM, a “Transferee”, and, collectively, the “Transferees”).

RECITALS:

WHEREAS, Transferor owns two ordinary shares, with par value 1 euro per share, of Aviacargo Leasing Limited, an Irish company limited by shares (the “Company”), constituting all issued and outstanding shares of capital stock of the Company (each such individual share, a “Share”, and, collectively, the “Shares”);

WHEREAS, Transferor desires to sell to each Transferee, and each Transferee desires to purchase from Transferor, one Share on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

Section 1. Definitions

1.1 Definitions.

“Acceptance Certificate” in respect of each Aircraft, has the meaning set forth in the applicable Lease.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Administrative Agent” means Erste Bank der oesterreichischen Sparkassen AG, London Branch, solely in its capacity as administrative agent.

“Aircraft” means either or both, as the context may require, of the Boeing 737-3H6F aircraft bearing manufacturer’s serial number 27125, and the Boeing 737-3H6F aircraft bearing manufacturer’s serial number 27347, each with associated Engines, or any replacement engine and associated documentation, all as more fully described in the respective Lease.

“Airframe” means either or both, as the context may require, of the Boeing model 737-3H6F aircraft (excluding Engines or engines from time to time installed thereon) with manufacturer’s serial number 27125 and registration mark F-GIXR and any and all related parts, and the Boeing model 737-3H6F aircraft (excluding Engines or engines from time to time installed thereon) with manufacturer’s serial number 27347 and registration mark F-GIXS and any and all related parts.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Audited Financial Statements” means the Financial Statements for the most recent fiscal year of the Company delivered to Purchaser pursuant to Section 5.1.13.

“Audited Financial Statement Date” means the last day of the most recent fiscal year of the Company for which Financial Statements are delivered to the Transferees pursuant to Section 5.1.13.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and statutory books and registers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company taken as a whole.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Illinois, Florida, London or Malta are authorized or obligated to close.

“Closing” has the meaning ascribed thereto in Section 2.2.

“Closing Date” means the date on which the Closing occurs.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Deposit” has the meaning ascribed thereto in Section 3.

“DGAC” means the Direction Generale de l’Aviation Civile, the French civil aviation authority.

“Dresdner Loan Agreement” means the Loan Agreement, dated April 7, 2000, between Company, as borrower, the banks and financial institutions named therein as Banks, and Dresdner Kleinwort Wasserstein Limited, as agent, as amended, supplemented or otherwise modified from time to time.

“Encumbrance” has the meaning ascribed to such term in the Leases.

“Engine” means each of the two (2) CFM International, Inc. model CFM56-3C1 engines, bearing, with respect to the Aircraft bearing manufacturer’s serial number 27125, engine manufacturer’s serial numbers 856468 and 856470, and, with respect to the Aircraft bearing manufacturer’s serial number 27347, engine manufacturer’s serial numbers 857685 and 857686 whether or not from time to time installed on the applicable Airframe or any other airframe.

“Erste Bank Loan Facility” means the Loan Agreement [27125 and 27347] dated as of the date hereof between the Company, as borrower, the lenders listed therein, and the Administrative Agent.

“Existing Financing” means the loans made pursuant to the Dresdner Loan Agreement.

“Financial Statements” means the financial statements of the Company delivered to the Transferees pursuant to Section 5.1.13.

“Form 8832 Election” means the election made by the Transferor on March 10, 2003 to treat the Company (a “foreign eligible entity,” as that term is used in United States Treasury Regulations section 301.7701-3) as an entity disregarded from its owner for United States federal tax purposes, effective beginning January 1, 2003.

“GAAP” means Irish generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Ireland, the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

“Knowledge of Transferor” or “Known to Transferor” means the knowledge of any officer, director or employee of Transferor or the Company.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of Ireland, the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Leases” means that certain Aircraft Lease Agreement dated April 6, 2000, as amended and restated on December 21, 2005, in respect of the Aircraft bearing manufacturer’s serial number 27125 and that certain Aircraft Lease Agreement dated April 6, 2000, as amended and restated on December 21, 2005, in respect of the Aircraft bearing manufacturer’s serial number 27347, each between the Company, as lessor, and the Lessee, each as amended, supplemented or otherwise modified from time to time.

“Lessee” means Europe Airpost S.A., a French société anonyme.

“Lessee Consents” means the Lessee Consent (with respect to the Aircraft with manufacturer’s serial number 27125) and Lessee Consent (with respect to the Aircraft with manufacturer’s serial number 27347), each dated as of the Closing Date, by and between the Company, the Administrative Agent, and consented to by Lessee, substantially in the form attached as Exhibit A to this Agreement.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” and “Losses” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means any Lien created by the entering into of the Relevant Documents.

“Person” means any individual, corporation, body corporate, limited company, limited liability company, trust, partnership (general or limited), unincorporated association, joint venture, association, joint-stock company, government or government entity.

“Purchase Amount” means $675,000.

“Relevant Documents” has the meaning ascribed thereto in Section 5.1.10.

“Revenue Authority” has the same meaning as in the Tax Deed.

“Sale Documents” means this Agreement, the Transferor Parent Guarantee, the Share Transfer Form, Tax Deed, and any other agreements, documents, certificates and instruments executed and delivered in connection therewith.

“Section 338 Election” means the election made pursuant to Section 338 on Internal Revenue Service (“IRS”) Form 8023 to treat the purchase of the shares of Aviacargo Leasing Limited as the purchase of Aviacargo Leasing Limited’s assets, effective with the tax year ending December 31, 2002.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Share Transfer Form” means the share/stock transfer forms, each dated as of the date hereof, between the Transferor and each of the Transferees.

“Subordinated Loan Agreement” means the loan agreement dated April 12, 2002 and amended December 21, 2005 between Transferor and the Company.

“Tax”, “Taxes” or “Taxation” has the same meaning as in the Tax Deed.

“Tax Deed” means the deed of tax covenant entered into between the Transferor and the Transferees on Closing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company.

“Tax Warranties” means those warranties and representations contained in Section 5.2.

“TCA” means the Taxes Consolidation Act 1997.

“Transfer Taxes” has the meaning set forth in Section 7.

“Transferee Indemnitees” means, with respect to each Transferee, such Transferee and its affiliates, officers, directors, agents, partners, members and employees.

“Transferor Indemnitees” means the Transferor and its affiliates, officers, directors, agents, partners, members and employees.

“Transferor Parent” means AJG Financial Services, Inc., a Delaware corporation.

“Transferor Parent Guarantee” means that certain Guarantee Agreement made as of the date hereof by the Transferor Parent in favor of the Transferees.

“VAT” means value added tax.

1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement; (v) the phrase “ordinary course of business” refers to the business of the Company, and (vi) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Other capitalized terms used herein and not expressly defined herein shall have the respective meanings ascribed thereto in the Leases.

Section 2. Sale of Shares and Closing

2.1 Sale and Purchase. Transferor agrees to sell to each Transferee, and each Transferee agrees to purchase from Transferor, all of the right, title and interest of Transferor in and to one Share at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.2 Closing. Subject to the terms and conditions of this Agreement, the transaction contemplated by Section 2.1 shall occur (the “Closing”) on or about January     , 2007 or such other date, if any, as may be agreed to by the parties hereto. If the Closing has not occurred on or prior to January 31, 2007, or as otherwise extended in writing as may be agreed to by the parties hereto, then, if no party hereto is in default of its obligations hereunder or under any of the Sale Documents, no party hereto shall have any further obligations hereunder or under any other Sale Documents and the Deposit shall be immediately returned to the Transferees.

2.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, Transferor shall execute and deliver to each Transferee a duly completed and executed Share Transfer Form and such other documents and instruments, provide such materials and information and take such other actions as such Transferee may reasonably request more effectively to vest title to the respective Share in such Transferee and, to the full extent permitted by Law, to put such Transferee in actual possession and operating control of the Company and its Assets and Properties and Books and Records, and otherwise to cause Transferor to fulfill its obligations under this Agreement and the other Sale Documents to which it is a party.

Section 3. Purchase Amount

On the Closing Date, subject to the satisfaction of all conditions precedent set forth in Section 4.1, the Transferees shall pay to Transferor an aggregate amount equal to the Purchase Amount (minus the Deposit). Payment of the Purchase Amount to Transferor shall be made in immediately available funds by wire transfer to:

Bank:	Bank of America
ABA#:	026009593
Swift Code:	BOFAUS3NXXX
Account No.:	8188900070
Account Name:	AJG Capital, Inc.
Attention:	Kati Gleeson

or to such other account as Transferor may specify to Transferees on or prior to the Closing Date.

On November 6, 2006, Transferees deposited an amount of $200,000 with the Transferor as a deposit with respect to the Shares to be purchased hereunder (the “Deposit”). Upon the sale of the Shares to Transferees hereunder on the Closing Date, the Deposit shall be applied by the Transferees to the payment of the Purchase Amount for such Shares. The Deposit shall be non-refundable unless any of the conditions precedent to Transferees’ obligations in respect of the purchase of the Shares set forth herein are not satisfied or unless otherwise provided herein.

Section 4. Conditions Precedent

4.1 Conditions Precedent to the Purchase. Transferees’ obligation to purchase the Shares and pay the Purchase Amount on the Closing Date is subject to the satisfaction of all of the following conditions on or prior to the Closing Date:

4.1.1 Agreements. Each Transferee shall have received (i) the fully executed Lessee Consents, dated as of the Closing Date; (ii) copies of bills of sale evidencing the Company’s title to the Aircraft; (iii) the fully executed Transferor Parent Guarantee, dated as of the Closing Date; (iv) the fully executed Tax Deed; and (v) the Acceptance Certificate for each of the Aircraft.

4.1.2 [Reserved]

4.1.3 Representations and Warranties True. All representations and warranties of Transferor contained in this Agreement shall be true and correct in all material respects on the Closing Date.

4.1.4 Inspection. Each Transferee shall have completed an inspection of the Aircraft (including the records of the Aircraft), which shall have been satisfactory to such Transferee in its sole and absolute discretion. On the Closing Date the Aircraft shall be, and such Transferee shall be satisfied that the Aircraft is, in the same condition as when such Transferee shall have completed the inspection on November 2, 2006 and found the condition of the Aircraft satisfactory.

4.1.5 No Event of Default. No event of default, or any event which with notice and/or the passage of time could become an event of default (including a Total Loss or Termination Event (each as defined in the respective Lease), or any event which with notice and/or the passage of time could become an Termination Event (as defined in the respective Lease)), shall have occurred and be continuing with respect to the Relevant Documents.

4.1.6 Insurance. Each Transferee shall have received an insurance broker’s letter in form and substance reasonably satisfactory to such Transferee confirming that all insurance required to be maintained pursuant to Article 16 of the Leases (as amended pursuant to the respective Lessee Consents) is in full force and effect and shall name such Transferee and its directors, officers, employees, shareholders, affiliates and servants and such Transferee’s lenders and financiers as additional insureds with respect to the Aircraft.

4.1.7 Evidence of Authority. Each Transferee shall have received a certificate dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Transferor certifying attachment of true, correct and complete copies of each of the following: (a) Articles of Incorporation of Transferor, as amended, certified by the Secretary of State of the State of Illinois, (b) Articles of Incorporation of Transferor Parent, as amended, certified by the Secretary of State of the State of Delaware, (c) a Certificate of Good Standing of Transferor, dated as of a recent date and issued by the Secretary of State of the State of Illinois, (d) a Certificate of Good Standing of Transferor Parent, dated as of a recent date and issued by the Secretary of State of the State of Delaware, (e) copies of the resolution(s) or consent(s) of each of Transferor and Transferor Parent authorizing the execution, delivery and performance of the Sale Documents to which it is a party and (f) certified incumbency certificates from each of the Transferor and Transferor Parent identifying by name, title and specimen signature the Persons authorized to execute and deliver the Sale Documents to which it is a party.

4.1.8 Opinions of Counsel. Each Transferee shall have received the following legal opinions, each dated the Closing Date and in form and substance reasonably satisfactory to such Transferee:

(a)	an opinion from White & Case LLP, special DGAC counsel;

(b)	an opinion from Matheson Ormsby Prentice, special Irish counsel; and

(c)	an opinion from DLA Piper US LLP, special counsel to Transferor and Transferor Parent.

4.1.9 No Proceedings. On the Closing Date, no legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, in either case, to set aside, restrain, enjoin or prevent the consummation of the transactions contemplated hereby.

4.1.10 Illegality. On the Closing Date, the performance of the transactions contemplated hereby, upon the terms and conditions set forth herein, shall not, in the reasonable judgment of each Transferee (after consultation with outside counsel), violate, and shall not subject such Transferee to any penalty or liability under, any Law, rule or regulation binding upon such Transferee.

4.1.11 Performance. Transferor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the other Sale Documents to be so performed or complied with by Transferor at or before the Closing.

4.1.12 Compliance with Relevant Documents. Transferor shall have duly taken such action as is reasonably required to be taken by it with respect to the transfer, sale and assignment of the Shares in accordance with the provisions of the Relevant Documents, and shall otherwise have satisfied or be in material compliance with all conditions or requirements under such Relevant Documents applicable to the transfer of the Shares.

4.1.13 Existing Financing. The Existing Financing shall have been refinanced pursuant to the Erste Bank Loan Facility on the Closing Date.

4.1.14 Review of Relevant Documents. Each Transferee shall have completed a review of the Leases and other Relevant Documents, which shall have been satisfactory to such Transferee in its sole and absolute discretion.

4.1.15 Officers’ Certificates. Transferor shall have delivered to each Transferee a certificate, dated the Closing Date and executed in the name and on behalf of Transferor by the Chairman of the Board, the President or any Executive or Senior Vice President of Transferor, confirming compliance with the conditions set forth in Section 4.1.3.

4.1.16 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by each Transferee and Transferor of their respective obligations under this Agreement and the other Sale Documents or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which such Transferee, Transferor, Transferor Parent, or the Company is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to such Transferee, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect such Transferee or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the other Sale Documents to such Transferee.

4.1.17 Other Documents. Transferor shall have delivered to each Transferee such other documents, certificates and opinions as such Transferee may reasonably request.

4.2 Conditions Precedent to the Sale. Transferor’s obligation to sell the Shares on the Closing Date is subject to the satisfaction of all of the following conditions on or prior to the Closing Date:

4.2.1 Purchase Amount. Transferor shall have received the Purchase Amount in accordance with Section 3 hereof.

4.2.2 Representations and Warranties. All representations and warranties of Transferees contained in Section 5.2 shall be true and correct on the Closing Date.

4.2.3 Evidence of Authority. Transferor shall have received (1) certified documentation evidencing the due authorization by all necessary action of the execution, delivery and performance by each Transferee of this Agreement and the other Sale Documents to which it is a party, and (2) a certified incumbency certificate from each Transferee identifying by name, title, and specimen signature, the Persons authorized to execute and deliver the Sale Documents to which it is a party.

4.2.4 Compliance with Transfer Requirements. Each Transferee shall have complied with all requirements of such Transferee applicable with respect to the transfer of the Shares set forth in the Relevant Documents.

4.2.5 Illegality. On the Closing Date, the performance of the transactions contemplated hereby, upon the terms and conditions set forth herein, shall not, in the reasonable judgment of Transferor (after consultation with outside counsel), violate, and shall not subject Transferor to any penalty or liability under, any Law, rule or regulation binding upon Transferor.

4.2.6 No Proceedings. On the Closing Date, no legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, in either case, to set aside, restrain, enjoin or prevent the consummation of the transactions contemplated hereby.

Section 5. Representations and Warranties

5.1 Representations and Warranties of Transferor. In order to induce each Transferee to enter into this Agreement and to have the Transferees pay the Purchase Amount, Transferor hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to each Transferee, each of which representations and warranties shall survive the Closing without limitation.

5.1.1 Organization, Power, Etc. Transferor is a corporation duly organized, validly existing and in good standing under the laws of Illinois and has requisite corporate power and authority to enter into and perform its obligations under this Agreement and all other Sale Documents executed by it in connection herewith.

5.1.2 Authorization and Binding Effect. The execution, delivery and performance of this Agreement and the other Sale Documents to be executed by Transferor and the transactions contemplated hereby and thereby relating to Transferor have been duly and validly authorized by all necessary corporate action of Transferor, and no other corporate action on the part of the Transferor is necessary. This Agreement and each other Sale Document to which Transferor is a party have been duly executed and delivered by Transferor, and, upon due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the other Sale Documents to which Transferor is a party shall be the legal, valid and binding obligations of Transferor enforceable against Transferor in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by equitable principles.

5.1.3 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Transferor, threatened against, relating to or affecting Transferor, the Company or any of their respective Assets and Properties.

5.1.4 No Consent; No Violation. Neither the execution and delivery by Transferor of this Agreement and the other Sale Documents to which Transferor is a party, nor the performance by Transferor of its obligations hereunder and thereunder, (1) requires the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of, any federal or state governmental authority on the part of Transferor except such as have been duly obtained, given, made or taken, and except routine reporting or regulatory requirements with governmental authorities which do not affect the validity, legality or enforceability of the transactions contemplated hereby, provided that no representation is made with respect to any consent, approval or registration, or action, under any Law of any jurisdiction relating to the Aircraft or the ownership, use or operation thereof, or (2) violates any Law, rule or regulation binding on Transferor, or any order, writ, injunction or decree of any court or governmental agency or instrumentality binding on Transferor, or (3) contravenes Transferor’s corporate charter documents, or (4) will result in any material breach of any of the terms or provisions of, or constitute a default under, any material agreement, document or instrument to which Transferor is a party or by which it is bound, or result in an Encumbrance on the Aircraft or Liens on the Shares.

5.1.5 Lessee Disputes. Transferor has not received, and to the Knowledge of Transferor, there has been no written (including via electronic communication) claim, dispute or notice thereof arising under or relating to the Leases or any other Relevant Document between the Lessee and the Company relating to any financial obligations of the Lessee under the Relevant Documents.

5.1.6 Title. Transferor is the sole owner of the Shares. The Shares are duly authorized, validly issued, fully paid, non-assessable and were not issued to Transferor in violation of any purchase or call option, right of refusal, subscription right, preemptive right or any other similar rights. There are no outstanding Options with respect to the Company. Transferor owns the Shares, beneficially and of record, free and clear of all Liens, and upon execution and delivery of the Sale Documents by Transferor, such title to the Shares shall be transferred to Transferees free and clear of all Liens. The Company has good and marketable title to each of the Aircraft free and clear of all Liens other than Permitted Liens.

5.1.7 Transaction. The Company is, as of the Closing Date, and has been since May 23, 2002, a special purpose vehicle created for the sole purpose of owning the Aircraft and carrying out the transactions contemplated by the Leases and financing the Aircraft (pursuant to the Existing Financing).

5.1.8 Termination Event. To the Knowledge of Transferor, there has been no event that would constitute an event of default, or any event which with notice and/or the passage of time could become an event of default (including a Total Loss or Termination Event (each as defined in the respective Lease), or any event which with notice and/or the passage of time could become an Termination Event (as defined in the respective Lease), and Transferor has received no written notice of termination or default under any Relevant Document.

5.1.9 Total Loss. To the Knowledge of Transferor, there has been no Total Loss or an event that, with the lapse of time or the making of a determination, might become a Total Loss and Transferor has received no written (including via electronic communication) notice of any accident or physical damage to any Airframe or to any Engine occurring between the time of the last inspection of the Aircraft by a Transferee on November 2, 2006 and the Closing Date.

5.1.10 Relevant Documents. Set forth in Schedule 5.1.10 to this Agreement is a complete list of all Contracts or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (such documents listed on Schedule 5.1.10 hereto, collectively, the “Relevant Documents”).

5.1.11 Prepaid Rent. No Rent that is payable under any Lease or any other Relevant Document on any date subsequent to the Closing Date has been prepaid (other than the Rent payment made on December 13, 2006), has been waived, has been compromised or has been forgiven.

5.1.12 Company Fees. All fees and expenses of the Company pursuant to or in any way related to the Assets and Properties of the Company or any Lease due and owing on or prior to the Closing Date have been fully paid by Lessee or Transferor through and including the Closing Date.

5.1.13 Financial Statements. Prior to the execution of this Agreement, Transferor has delivered to each Transferee true and complete copies of the following financial statements:

(a) the audited balance sheets of the Company as of December 31, 2005, and the related audited statements of operations, shareholders’ equity and cash flows for such fiscal year then ended, together with a true and correct copy of the report on such audited information by Ernst & Young; and

(b) the unaudited balance sheets of the Company as of October 31, 2006, and the related unaudited statements of operations and stockholders’ equity for the portion of the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in Schedule 5.1.13, all such financial statements (i) were prepared in accordance with GAAP, (ii) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the Books and Records of the

Company regularly maintained by management of the Company (or Transferor on behalf of the Company), and used to prepare the financial statements of the Company in accordance with the principles stated therein. The Company (or Transferor on behalf of the Company) has maintained its respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP.

5.1.14 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Audited Financial Statement Date the Company has conducted its business in the ordinary course of business and there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of the Company.

5.1.15 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto or as disclosed in Schedule 5.1.15 or any other Schedule hereto, there are no Liabilities against, relating to or affecting the Company or any of their respective Assets and Properties.

5.1.16 Licenses. Schedule 5.1.16 contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Transferor has delivered to each Transferee true and complete copies of all such Licenses. Except as disclosed in Schedule 5.1.16:

(a)	the Company owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations as currently conducted;

(b)	each License listed in Schedule 5.1.16 is valid, binding and in full force and effect; and

(c)	the Company is not, and has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

5.1.17 Employees. Since its inception, at no time did the Company ever have any employees.

5.1.18 Bank and Brokerage Accounts; Investment Assets. The Company has no (a) bank account or safe deposit box at any bank, trust company, securities broker or other financial institution or (b) Investment Assets.

5.1.19 No Powers of Attorney. Except as set forth in Schedule 5.1.19, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

5.1.20 Lease Chattel Paper. No original copy of either Lease has been designated the “chattel paper original” and neither the Transferor nor the Company is in possession of an original copy of either Lease.

5.1.21 Subordinated Loan. All Indebtedness of the Company in respect of the Subordinated Loan Agreement shall have been forgiven by the Transferor.

5.1.22 Disclosure. All material facts relating to the Business or Condition of the Company have been disclosed to Transferee in or in connection with this Agreement. No representation or warranty contained in this Agreement and the other Sale Documents, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished to Transferee pursuant to any provision of this Agreement and the other Sale Documents (including without limitation the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

5.2 Taxes.

(a) The Company has no liability in respect of Tax (actual or contingent) that is not fully provided for in the Audited Financial Statements.

(b) Since the Audited Financial Statements Date:

(i)	no accounting period of the Company has ended or could be treated as having ended;

(ii)	the Company has not been involved in any transaction for which any statutory Tax clearance or other tax clearance commonly obtained by companies carrying on businesses similar to those carried on by the Company has been sought or obtained or could have been sought or obtained;

(iii)	the Company has not declared, made or paid any distribution within the meaning of TCA;

(iv)	There has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

(v)	no event has occurred which will or may have the effect of crystallising a liability to taxation which should have been included in the provision for deferred taxation contained in the Audited Financial Statements;

(vi)	no event has occurred which will or may give rise to a liability to Taxation on the Company where such liability would be computed by reference to deemed income, profits or gains;

(vii)	no event has occurred which will or may give rise to a liability to Taxation on the Company where such liability is directly or primarily chargeable against or attributable to another Person, firm or company;

(viii)	the Company has not paid or become liable to pay any surcharge, interest or penalty in connection with any tax, has otherwise paid any tax after its due date for payment or owes any tax the due date for payment of which has passed or will arise within 45 days following the date of this agreement;

(ix)	the Company has not received any notice from any tax, revenue or fiscal authority which required or will or may require the Company to withhold tax from any payment actually made since the Audited Financial Statements or which is likely to be or may be made after the date of this agreement; and

(x)	the Company has not made any payment or become obliged to make any payment (other than a Section 81(2)(f) TCA payment) which will not be deductible when calculating trading profits for the purposes of corporation tax.

(c) The Company is resident in Ireland for Tax purposes and has not been at any time resident in any jurisdiction other than or in addition to Ireland for Tax purposes, and has never carried on any trade in any other country (whether through a branch, agency, permanent establishment or otherwise) and has not at any time paid Tax on income, profits or gains to any Tax, revenue or fiscal authority in any other country except Ireland

(d) With the exception of the Irish corporation tax returns for the tax years ended December 31, 2002 and December 31, 2003, the Company has filed, within the time prescribed by Law, all Tax Returns required to be filed by applicable Law prior to the date hereof. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company (i) has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from the Company for the periods covered by the Tax Returns.

(e) The Company has duly and properly submitted all claims, elections, amendments to claims, withdrawals of claims and disclaimers which have been assumed to have been made for the purposes of the Audited Financial Statements with the exception of elections pursuant to Section 452 TCA. All outstanding Section 452 elections have been submitted at the date of this Agreement.

(f) The Company has sufficient and proper records relating to past events, including any claims or elections made to calculate the tax liability or relief which would arise on any disposal or on the realization of any asset owned by the Company at the Audited Financial Statements Date or acquired by the Company since the Audited Financial Statements Date but before Completion.

(g) The Company is not required to file any tax return in a jurisdiction other than Ireland. No Revenue Authority outside of Ireland has asserted that the Company is required to file a Tax Return in such jurisdiction.

(h) There are no Tax Liens upon the Assets and Properties of the Company except Liens for Taxes not yet due.

(i) The Company has complied (and until the Closing Date will comply) with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements in respect of any amounts payable pursuant to the Dresdner Loan Agreement, the Subordinated Loan Agreement and the Leases and has, within the time and in the manner prescribed by Law, paid over to the proper governmental authorities all amounts withheld.

(j) The Company has not requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return. The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on their behalf). In the five years prior to the Closing Date no deficiency for any Taxes has been suggested, proposed, asserted or assessed against the Company that has not been resolved and paid in full.

(k) No assessments, audits or other administrative proceedings or court proceedings are presently pending or to the knowledge of Transferor threatened with regard to any Taxes or Tax Returns of the Company.

(l) No power of attorney or similar delegation currently in force has been granted by the Company concerning any Tax matter.

(m) The Company has not received any written ruling or concession of a Revenue Authority relating to Taxes, or any other written and legally binding agreement with a Revenue Authority relating to Taxes.

(n) Transferor has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to each Transferee complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the Closing Date.

(o) The Company does not now have and did not formerly have any employees or subsidiaries or other entities in which it held any interests.

(p) Consummation of the transactions contemplated by this Agreement and the other Sale Documents will not cause the Company to become subject to any Taxes.

(q) Transferor has at all times on and after May 23, 2002 owned all of the outstanding ownership interests in the Company and the Company has at all times been an Irish company limited by shares.

(r) The Company has never been the obligor under any instruments for borrowed money other than the Dresdner Loan Agreement and the Subordinated Loan Agreement.

(s) Neither Transferor nor the Company have filed any elections regarding the United States federal income tax character or treatment of the Company or the activities of the Company apart from the Section 338 Election and the Form 8832 Election.

(t) For Irish corporate tax purposes, immediately following the Closing the tax written down value of the Aircraft of the Company is not less than USD$5,833,750 in the aggregate.

(u) As of December 31, 2005, the Company had a Case I trading loss forward for Irish corporate tax purposes available to offset against future trading income is USD$31,860,959.

(v) No asset has been disposed of by the Company to a Connected Person of the Company otherwise than at arms’ length.

(w) The Company is registered for the purposes of VATA 1972 and has made, given, obtained and kept complete, correct and up-to-date returns (other than Irish VAT returns with due dates March 19, 2004, January 19, 2004, November 19, 2003 and September 19, 2003, which were filed after the due date), records, invoices and other documents appropriate or required for VAT purposes and is not in arrears with any payments or returns due and has not been required by the Revenue Commissioners or any other fiscal authority to give security or further security under Section 23A VATA 1972.

(x) The Company has never been treated as a member of a VAT group under either Section 8(8) VATA 1972 and no application has at any time been made for the Company to be treated as a member of a VAT group.

(y) All customs duties, excise duties, common agricultural policy charges, value added tax and other taxes, duties, charges or levies payable to the Revenue Commissioners (or the customs and excise service) upon the importation of goods and assets imported, owned or used by the Company have been properly accounted for and recorded or have been paid in full.

(z) Every document in the possession of or under the control of the Company or which affords any right or rights to the Company has been duly and properly stamped and the Company has no outstanding liability for stamp duty, or capital duty or interest or penalties relating to same.

(aa) The Company has not been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty or capital duty was made in accordance with either Sections 79, 80 and 119 of the Stamp Duties Consolidation Act 1999.

(ab) Since February 24, 2000, the Company has not acquired from any other company (whether another group member or otherwise) any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for Tax purposes.

(ac) Since February 24, 2000, the Company has not been involved in any transaction falling within the provisions of Sections 621 and 622 TCA or Part 21 TCA.

(ad) In respect of all dividends paid, the Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA and has deducted and accounted for all appropriate dividend withholding Tax and has no outstanding liability in respect of dividend withholding Tax.

(ae) In respect of all dividends paid by the Company which were exempt from dividend withholding Tax, the Company has received an appropriate declaration in the form prescribed in TCA from the recipients of such dividends, evidencing that dividend withholding Tax was not payable.

(af) The Company has not been involved in any Tax avoidance transaction within the meaning of Section 811 TCA.

(ag) The Company has not committed any act nor made any omission which might constitute an offence under Section 1078 TCA (aiding, abetting, assisting etc taxation evasion) or any other similar provision.

(ah) The Company obtained a VAT 60B authorization in respect of services supplied to Europe Airpost S.A. valid until July 21, 2008, and has provided a true, correct, and complete copy of such certificate to Transferees.

5.3 Representations and Warranties of Transferees. In order to induce Transferor to enter into this Agreement and to sell and assign the Shares, each Transferee hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Transferor.

5.3.1 Organization, Power, Etc. Transferee is a limited liability company duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has requisite corporate power and authority to enter into and perform its obligations under this Agreement and all other Sale Documents executed by it in connection herewith.

5.3.2 Authorization and Binding Effect. The execution, delivery and performance of this Agreement and the Sale Documents to be executed by Transferee and the transactions contemplated hereby and thereby relating to Transferee have been duly authorized by all necessary corporate action of Transferee. This Agreement and each other Sale Document to which Transferee is a party have been duly executed and delivered by Transferee, and, upon due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the other Sale Documents to which Transferee is a party shall be the legal, valid and binding obligations of Transferee enforceable against Transferee in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by equitable principles.

5.3.3 Litigation. There is no action, suit, proceeding or claim pending or, to the knowledge of Transferee, threatened against Transferee, nor is there any investigation by any governmental agency pending or, to the knowledge of Transferee, threatened, in each case, with respect to the Shares, the Aircraft, the Leases, this Agreement or any other Sale Document to which it is a party, which, if adversely determined, would have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement or any other Sale Document to which it is a party.

5.3.4 No Consent; No Violation. Neither the execution and delivery by Transferee of this Agreement and the other Sale Documents to which Transferee is a party, nor the performance by Transferee of its obligations hereunder, (1) requires the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of, any federal or state governmental authority on the part of Transferee except such as have been duly obtained, given, made or taken, and except routine reporting or regulatory requirements with governmental authorities which do not affect the validity, legality or enforceability of the transactions contemplated hereby, provided that no representation is made with respect to any consent, approval or registration, or action, under any Law of any jurisdiction relating to the Aircraft or the ownership, use or operation thereof, or (2) violates any Law, rule or regulation binding on Transferee, or any order, writ, injunction or decree of any court or governmental agency or instrumentality binding on Transferee, or (3) contravenes Transferee’s organizational documents, or (4) will result in any material breach of any of the terms or provisions of, or constitute a default under, any material agreement, document or instrument to which Transferee is a party or by which it is bound.

5.3.5 Compliance. Transferee has complied with and satisfies all requirements of an assignee or transferee of the Shares contained in the Relevant Documents to permit Transferor to transfer the Shares to Transferee.

Section 6. Further Representations, Warranties and Covenants

6.1 Books and Records. Transferor has made or will make available to each Transferee at the offices of the Company all of the Books and Records, and if at any time after the Closing Transferor discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Transferee.

Section 7. Taxes

Transferor shall pay all sales, use, transfer, recording, gains, stock transfer and other similar Taxes and fees (other than Irish stamp duty) (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement and the other Sale Documents, and shall indemnify, defend, and hold harmless each Transferee Indemnitee and the Company on an after-Tax basis with respect to such Transfer Taxes. Transferor shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 8. [RESERVED]

Section 9. Certain Reserved Rights.

Transferor hereby agrees to transfer to Transferees, in immediately available funds and as soon as practicable upon receipt thereof, any and all amounts paid by Lessee, including with respect to any Security Deposits (as defined in the Leases) which Transferor has previously received or which Transferor may receive after the Closing Date.

Each party hereto agrees for the benefit of the other that in the event it shall receive any written notice from Lessee, the Company or any other Person which relates to, or affects the rights or obligations of the other party under, the provisions of this section, such party receiving such notice will promptly forward such notice to the other party; provided, however, that the failure to provide such notice shall not give rise to any liability to the party failing to give such notice.

Section 10. Indemnities

10.1 Transferor’s Indemnity. Subject to this Section 10, with respect to each Transferee, Transferor hereby covenants and agrees that it will pay and assume liability for, and indemnify, protect, defend, save and keep harmless each Transferee Indemnitee, on an after-Tax basis, from and against (a) any and all liabilities, Taxes, fees, duties, charges, withholdings, obligations, losses, damages, settlements, claims, actions, suits, penalties, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of whatsoever kind and nature (individually a “Loss” and collectively, “Losses”) which may at any time or from time to time be imposed upon, incurred by or asserted against such Transferee Indemnitee in any way relating to, resulting from or arising out of (i) the Shares and any Relevant Documents in respect of or to the extent attributable to the period prior to the Closing Date, (ii) any inaccuracy or breach of any representation or warranty made by Transferor under this Agreement or any Sale Document (other than in respect of clause (z) and clause (aa) of the Tax Warranties), (iii) any failure by Transferor to have observed or performed any of its obligations under or in connection with this Agreement or any Sale Document, or (iv) the continuing existence after the Closing Date of any Liens attributable to Transferor or, to the knowledge of Transferor, to the Company (excluding the Existing Financing); (b) any and all Losses which may arise in any manner out of or in relation to injury to or death of any Persons whomsoever or loss or damage to any property of any Person and which may result from, or arise in any manner out of, or be attributable to (i) the condition, ownership, leasing, manufacture, purchase, delivery, possession, disposition, use or operation of the Aircraft either in the air or on the ground, in each case prior to the Closing Date, or (ii) any defect in the Aircraft arising from its manufacture or any material or article used therein or from the design, testing or use thereof or from any maintenance, service, repair, overhaul or testing of the Aircraft, in each case prior to the Closing Date; provided, however, that Transferor’s obligations under this clause (b) to any Transferee Indemnitee shall not extend to any Losses that are caused by the gross negligence or willful misconduct of such Transferee Indemnitee; and provided further that in respect of this clause (b) Transferor shall be subrogated to all rights and remedies which the Transferee Indemnitees may have against the manufacturers of the Aircraft; and (c) any Losses which may at any time or from time to time be imposed upon, incurred by or asserted against such Transferee Indemnitee in any way relating to, resulting from or arising out of clause 18 of the Dresdner Loan Agreement.

10.2 Transferee’s Indemnity. Subject to this Section 10, and except as otherwise provided in Section 7 hereof, each Transferee, on a joint and several basis, hereby covenants and agrees to pay and assume liability for, and indemnify, protect, defend, save and keep harmless, each Transferor Indemnitee, on an after-Tax basis, from and against (a) any and all Losses (other than any income, franchise, doing business and similar Taxes imposed on a Transferor Indemnitee) which may at any time or from time to time be imposed upon, incurred by or asserted against any Transferor Indemnitee in any way relating to, resulting from or arising out of (i) the Shares and any Relevant Documents in respect of or to the extent attributable to the period from and after the Closing Date, (ii) any inaccuracy or breach of any representation or warranty made by such Transferee under this Agreement or any other agreement related to this transaction to which such Transferee is a party, or (iii) any failure by such Transferee to have observed or performed any of its obligations under or in connection with this Agreement or any Sale Document; and (b) any and all Losses which may arise in any manner out of or in relation to injury to or death of any Persons whomsoever or loss or damage to any property of any Person and which may result from, or arise in any manner out of, or be attributable to (i) the condition, ownership, leasing, manufacture, purchase, delivery, possession, disposition, use or operation of the Aircraft either in the air or on the ground, in each case from and after the Closing Date, or (ii) any defect in the Aircraft arising from its manufacture or any material or article used therein or from the design, testing or use thereof or from any maintenance, service, repair, overhaul or testing of the Aircraft, in each case from and after the Closing Date; provided, however, that such Transferee’s obligations under this clause (b) to any Transferor Indemnitee shall not extend to any Losses that are caused by the gross negligence or willful misconduct of such Transferor Indemnitee; and provided further than in respect of this clause (b) such Transferee shall be subrogated to all rights and remedies which the Transferor Indemnitees may have against the manufacturers of the Aircraft.

10.3 Tax Treatment of Indemnities. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the relevant Purchase Amount for all Tax purposes to the extent permitted by Law, and the parties agree to file their Tax Returns accordingly.

10.4 Notice of Claims; Determination.

10.4.1

Any Transferee Indemnitee or Transferor Indemnitee seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.4.1 shall not affect such Indemnified Party’s rights under this Section 10.

10.4.2

After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty (30) calendar days after such final determination.

10.5 Third Person Claims.

10.5.1 In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) calendar days after receipt thereof and shall deliver to the Indemnitor within five (5) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

10.5.2 In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the

Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement and such settlement includes a full and conditional release of the Indemnified Party. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within thirty (30) calendar days after the date of such notice.

10.5.3 This Clause 10.5 shall not apply to any claim for indemnification relating to a breach of the Tax Warranties. The provisions of Clause 4 of the Tax Deed shall apply instead.

10.6 Limitations.

10.6.1 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

10.6.2 Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 10, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

Section 11. Tax Matters

11.1 Tax Filings.

(a) Transferor shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by Law covering the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). Transferor shall prepare all Pre-Closing Tax Returns consistent with its prior practices and in accordance with the tax accruals on the books and records of the Company and will not amend any Pre-Closing Tax Return without the written approval of each Transferee, which consent shall not be unreasonably withheld. Transferor shall timely pay all Taxes related to Pre-Closing Tax Returns (“Pre-Closing Taxes”). The Transferees shall procure that the Company shall cause all Pre-Closing Tax Returns to be authorized, signed and submitted to the appropriate Revenue Authority with such amendments as the Transferees shall reasonably request.

(b) The Transferees shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns that are required to be filed by or with respect to the Company for any Tax Period that begins before and ends after the Closing Date (such periods “Straddle Periods” and such Tax Returns “Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law), and the Transferor shall be responsible for Taxes due in respect of that portion of such Straddle Returns as ends on the Closing Date (“Straddle Pre-Closing Taxes”), calculated as provided in the next paragraph. The Transferees shall notify Transferor of any amounts due from Transferor in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and Transferor shall remit such payment to the Transferees no later than five (5) Business Days prior to the date such Straddle Return is due. The Transferees shall deliver any Straddle Return to the Transferor for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If Transferor disputes any item on such Tax Return, it shall notify the Transferees no later than ten (10) days from receipt of such Tax Return of such disputed item (or items) and the basis for its objection and the Transferees shall consider such objections in good faith. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Transferor and Transferees. The fees and expenses of such accounting firm shall be borne equally by Transferor and Transferees.

(c) In the case of any Taxes of the Company that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rate per day between the period ending on the Closing Date and the period beginning after the Closing Date.

11.2 Tax Cooperation. After the Closing Date, the parties will cooperate with each other in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information requested by the party preparing the applicable Tax Return, and will provide access to, and the cooperation of its respective auditors. The parties will cooperate with each other in connection with any Tax investigation, audit or other proceeding. Nothing in this Clause 11 will oblige the Company or the Transferees to procure that the Company submit a Pre-Closing Tax Return that is not complete, true and accurate in all material respects.

Section 12. Total Loss.

In the event of a Total Loss with respect to any of the Aircraft prior to the Closing Date, this Agreement shall terminate automatically and Transferor shall immediately return the Deposit to the Transferees.

Section 13. Notices.

Any notice required or permitted under this Agreement or any other Sale Document shall be in writing. Notices under this Agreement or any other Sale Document shall be delivered in person or by air courier, or shall be sent by telefacsimile, addressed to the intended recipient as set forth in Schedule 1 hereto. Notice shall be deemed effective upon actual receipt.

Section 14. Miscellaneous.

14.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

14.2 Transaction Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear and be responsible for its own costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Sale Documents, and any other agreements, documents and instruments relating hereto, and no such party shall have any right of reimbursement or indemnity for such costs and expenses as against any other party; provided that Transferor shall pay any costs and expenses of Lessee and DGAC counsel in connection with the transactions contemplated by this Agreement and the other Sale Documents.

14.3 Entire Agreement. This Agreement constitutes, on and as of the date hereof, the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties hereto with respect to the subject matter hereof are hereby superseded in their entirety.

14.4 Amendments. No provision of any Sale Document may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by the party against whom enforcement of such amendment, change, waiver or discharge is sought and no provision of any Sale Document shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the party against whom enforcement of such agreement is sought.

14.5 Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that on or after the Closing Date, any Transferee and/or any of its assigns may assign its rights under this agreement without consent of Transferor.

14.6 Headings and References. The division of this Agreement into Articles and Sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

14.7 Counterparts. This Agreement may be executed in any number of separate counterparts by each of the parties hereto, all such counterparts together constituting but one and the same instrument. Copies of this Agreement and the documents to be delivered hereunder, if transmitted by facsimile, shall be deemed to be and treated the same as executed originals; provided that the original of any document delivered by facsimile transmission shall, upon request, also be delivered by mail or private delivery service.

14.8 Non-Waiver. Any failure at any time of either party to enforce any provision of any Sale Document shall not constitute a waiver of such provision or prejudice the right of such party to enforce such provision at any subsequent time.

14.9 Survival. The representations, warranties and indemnities herein of each party hereto shall survive the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement until the later of (a) the date on which the applicable statute of limitations period for the representations, warranties and indemnities contained in Section 5.2 hereof and in the Tax Deed expires; and (b) the date which is one year after the Expiry Date of the Leases, including any Extension Periods (as such terms are defined in the Leases); provided that the representations and warranties contained in Sections 5.1.2 and 5.1.6 hereof and indemnities related thereto shall survive indefinitely; provided further that any representation, warranty, or indemnity that would otherwise terminate in accordance with clause (a) or (b), above will continue to survive if a Claim Notice shall have been timely given under Section 10 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 10.

14.10 Invalid Provisions. If any provision of any Sale Document is or becomes void or unenforceable by force or operation of Law, the other provisions shall remain valid and enforceable, but if such provision being void or unenforceable shall affect the substance of the bargain between the parties, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

14.11 Currency. All prices, amounts and payments referred to herein shall be in United States Dollars.

14.12 Brokers. Each party agrees to indemnify and hold the other parties harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) asserted by agents, brokers or other third parties, representing or allegedly representing such party, for any commission or compensation of any nature whatsoever based upon the sale or transfer between Transferor and Transferees of the Shares hereunder.

14.13 Governing Law. Each Sale Document (except for the Tax Deed) shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the Laws of the State of New York, as would be applicable to contracts entered into in that state between citizens of that state and to be performed wholly within that state, without reference to any rules governing conflicts of Laws. The parties consent to service of process by mail courier or hand delivery, at the addresses set forth in Schedule 1 hereto or such other address as notified by a party to the other from time to time pursuant to Section 13 hereto.

14.14 Consent to Jurisdiction. In connection with any matter arising out of the Sale Documents, each of the parties hereto hereby expressly submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the Supreme Court of the State of New York located in the Borough of Manhattan, New York County, New York. Final judgment against any party hereto in any suit, action or proceeding so brought in such courts shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or as otherwise permitted by applicable Law, a certified or true copy of which shall be conclusive evidence of the facts and of the amount of any indebtedness or liability of such party.

Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue in any suit, action or proceeding brought in any court located in the Borough of Manhattan, New York County, New York, and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each party agrees that service of process may be made by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address of such party provided in Schedule 1 hereto, or by any other method of service provided for under the applicable Laws in effect in the State of New York.

[This space intentionally left blank.]

The parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

AJG CAPITAL, INC.,
as Transferor

By:	\s\ David R. Long
Name:	David R. Long
Title:	Vice President

AVIACARGO 27125/27347, LLC,
as Transferee

By:	\s\ Wayne D. Lippman
Name:	Wayne D. Lippman
Title:	Manager

ERSTE FINANCE MALTA LIMITED,
as Transferee

By:	\s\ Martin Sadleder
Name:	Martin Sadleder
Title:	Director

By:	\s\ Peter Muscat
Name:	Peter Muskat
Title:	Director

SCHEDULE 1

NOTICE DETAILS

Transferor:

AJG Capital, Inc.

c/o Arthur J. Gallagher & Co.

Gallagher Center

Two Pierce Place, 23rd Floor

Itasca, IL 60143

Attn: David R. Long, Vice President

Fax: 630-285-4272

Transferee:

Aviacargo 27125/27347, LLC

c/o Automatic LLC

2665 South Bayshore Drive, Suite 1006

Coconut Grove, FL 33131

Attn: Manager

Fax: 305-858-7757

Transferee:

Erste Finance Malta Limited

c/o Erste Bank (Malta) Ltd

72 Regent House

Bisazza Street

SLM 15

Malta

Attn: Martin Sadleder

Fax: 356 347 151

SCHEDULE 5.1.10

Relevant Documents

Loan Agreement, dated April 7, 2000, between Company, as borrower, the banks and financial institutions named therein as Banks, and Dresdner Kleinwort Wasserstein Limited, as agent, as amended, supplemented or otherwise modified from time to time.

Aircraft Lease Agreement, dated April 6, 2000, as amended and restated on December 21, 2005, in respect of the Aircraft bearing manufacturer’s serial number 27125 between the Company, as lessor, and Europe Airpost S.A., as amended, supplemented or otherwise modified from time to time

Aircraft Lease Agreement, dated April 6, 2000, as amended and restated on December 21, 2005, in respect of the Aircraft bearing manufacturer’s serial number 27347, between the Company, as lessor, and Europe Airpost S.A., as amended, supplemented or otherwise modified from time to time.

SCHEDULE 5.1.13

Financial Statements

None

SCHEDULE 5.1.15

Undisclosed Liabilities

None

SCHEDULE 5.1.16

Licenses

None

SCHEDULE 5.1.19

Powers of Attorney

None

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EXHIBIT A

FORM OF LESSEE CONSENT

LESSEE CONSENT [MSN 27347]

THIS LESSEE CONSENT [MSN 27347] dated as of January     , 2007 (this “Agreement”) is among ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG, LONDON BRANCH, a bank organized under the laws of Austria acting through its London Branch, as Administrative Agent on behalf of the Lenders (together with its successors in such capacity, the “Agent”), AVIACARGO LEASING LIMITED, an Irish company limited by shares (the “Lessor”), and EUROPE AIRPOST S.A., a French société anonyme (the “Lessee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Share Purchase Agreement dated as of January     , 2007 by and between AVIACARGO 27125/27347, LLC and ERSTE FINANCE MALTA LIMITED, as transferees (each, a “Transferee”, and, collectively, the “Transferees”), and AJG Capital, Inc., as transferor, the Transferees own all of the outstanding shares of the Lessor;

WHEREAS, the Lessor and the Lessee are parties to the Aircraft Lease Agreement dated April 6, 2000, as amended on May 23, 2002 and amended and restated on December 21, 2005 (the “Lease”) in respect of one Boeing model 737-300F aircraft bearing manufacturer’s serial number 27347 (the “Aircraft”), together with two CFM International Inc. CFM56-3C-1 aircraft engines with manufacturer’s serial numbers 857685 and 857686 (each an “Engine” and collectively, the “Engines”);

WHEREAS, pursuant to the Mortgage and Security Agreement [27125 and 27347] dated as of the date hereof executed by the Lessor in favor of the Agent (the “Mortgage”) and the Loan Agreement, dated as of even date herewith among the Lessor, the lenders listed therein (the “Lenders”) and the Agent (the “Loan Agreement”), the Lenders have extended credit to the Lessor to enable it to refinance existing indebtedness in connection with the Aircraft, and the Lessor has granted to the Agent, on behalf of the Lenders, a security interest in and lien on the Aircraft and the Lessor has assigned to the Agent, on behalf of the Lenders, its rights under the Lease, in each case in order to secure its obligations to the Agent and the Lenders. The Loan Agreement, Mortgage and the other loan documents executed in connection therewith are hereafter the “Loan Documents”;

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WHEREAS, it is a condition to the Loan Documents that the parties hereto enter into this Agreement.

NOW, THEREFORE, the parties confirm and agree as follows:

1. Notice of Security Interest. The Lessor hereby notifies the Lessee that pursuant to the Loan Documents, the Lessor has assigned to the Agent, on behalf of the Lenders, all of its right, title and interest in and to the Aircraft and all of its rights as lessor under the Lease, as collateral security for the obligations described in the Loan Documents. In accordance with such assignment, the Agent is entitled to exercise all rights, remedies, powers and privileges of lessor under the Lease; however, the Lessee may conclusively rely on notices and instructions received from the Lessor unless and until the Agent notifies the Lessee in writing to the contrary. The Lessee hereby consents to the security interests on the Lessor’s interest in the Aircraft and the Lease which is created by the Mortgage. The Lessee agrees that neither the Agent nor its successors or assigns shall be liable for any obligations or duties of “Lessor” under the Lease or any other document by its execution of this Agreement or the Loan Documents, nor shall the assignment of the Lease to the Agent pursuant to the Loan Documents give rise to any duties or obligations on the part of the Agent or its successors or assigns owing to the Lessee, except as expressly contemplated in this Agreement. Notwithstanding the assignment of the Lease to the Agent pursuant to the Loan Documents, the Lessor agrees that it shall at all times remain obligated to perform all obligations of “Lessor” under the Lease. For the avoidance of doubt, the parties confirm and agree that the “Agent” for all purposes of this Agreement shall be Erste Bank der oesterreichischen Sparkassen AG, London Branch, and that Dresdner Kleinwort Wasserstein Limited shall have no further interest in the Lease.

2. Lessee’s Rights. The Agent and the Lessor agree that, except as expressly contemplated herein, nothing contained herein or in any Loan Document constitutes a modification or waiver of any of the Lessee’s rights under the Lease, and in connection therewith but in no manner in limitation of the generality thereof, nothing in this Agreement shall be deemed or construed to impose upon the Lessee any obligation to make any payments under the Lease in excess of the amounts provided therein or to incur any incremental burden, risk or expense not contemplated thereby.

3. Payments. The Lessor hereby notifies the Lessee that, effective on the date hereof, (a) all payments of “Rent” and other payments (other than the “Security Deposit”) under the Lease due on or after the date hereof shall be paid by wire transfer to the Agent at: Bank of America NT & SA, CHIPS 959, ABA No.: 026009593, SWIFT Code: B0FAUS3N, for further credit to Erste Bank der oesterreichischen Sparkassen AG, London Branch, SWIFT Code: GIBAGB2X, Account No.: 6550-1-60881, Reference: EAP 27347 Rent, and (b) all payments in respect of the Security Deposit under the Lease due on or after the date hereof shall be paid by wire transfer to the Agent at: Bank of America NT & SA, CHIPS 959, ABA No.: 026009593, SWIFT Code: B0FAUS3N, for further credit to Erste Bank der oesterreichischen Sparkassen

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AG, London Branch, SWIFT Code: GIBAGB2X, Account No.: 6550-1-60881, Reference: Aviacargo Security Deposit (or, in either case, such other financial institution as the Agent shall direct the Lessee in writing). The Lessee agrees that it will make all such payments to such account(s) in accordance with the Lease.

4. Quiet Enjoyment. Notwithstanding any provisions herein or in the Loan Documents to the contrary, each of the Lessor and the Agent confirms to and agrees with the Lessee that so long as no Termination Event (as defined in the Lease) has occurred and is continuing, neither the Lessor nor the Agent will interfere, or permit any Person acting by, through or under it to disturb the quiet use, possession and enjoyment of the Aircraft by the Lessee in accordance with the Lease.

5. Representations and Warranties of the Lessee. The Lessee hereby represents and warrants on and as of the date hereof that:

(a) the Lease, as amended, constitutes the entire agreement between the Lessee and the Lessor with respect to the Aircraft (including the Engines) and has not been amended, modified, supplemented or assigned and the Lease is in full force and effect as to the Lessee;

(b) no amounts may currently be offset by the Lessee from Rent due under the Lease and there have been no prepayments by the Lessee of Rent under the Lease;

(c) no default, Termination Event or Total Loss (in each case as defined in the Lease) under the Lease has occurred and is continuing;

(d) all of the representations and warranties of the Lessee set forth in Clause 2 of the Lease are true and correct as of the date hereof; and

(e) no original copy of the Lease has been designated as the “chattel paper original” and the Lessee does not possess an original copy of the Lease.

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6. Insurance. The Lessor hereby directs the Lessee to designate the Agent as sole loss payee under the hull insurance policies required to be maintained under Clause 16 of the Lease. With respect to all liability insurance policies required pursuant to Clause 16 of the Lease, the Lessor hereby directs and the Lessee hereby agrees to cause the Lenders, the Agent, the Transferees, and each of their respective affiliates, officers, directors, employees and agents, to be named as additional insureds thereunder. The Lessee shall cause all insurance certificates and reports required to be delivered pursuant to Clause 16 of the Lease to be addressed and delivered to the Agent in addition to the Lessor.

7. Indemnification. The Lessee hereby confirms and agrees that the Lenders, the Agent, the Transferees, and each of their respective directors, officers, employees, servants, agents, shareholders and controlling persons and successors and assigns constitute “Indemnitees” (as such term is defined in the Lease) and are entitled to all rights and privileges of indemnification owed by the Lessee to the Lessor.

8. Insignia. The Lessee hereby agrees and undertakes promptly to replace all nameplates referenced under Clause 13.1.8 of the Lease with such nameplates which shall bear the following inscription:

“THIS [AIRFRAME/ENGINE] IS OWNED BY AVIACARGO LEASING LIMITED AND SUBJECT TO A MORTGAGE IN FAVOR OF ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG, LONDON BRANCH, AS ADMINISTRATIVE AGENT FOR THE LENDERS”

9. Letter of Credit. Notwithstanding any provision in the Lease to the contrary, Lessee agrees that no later than January 25, 2007 it will cause a Letter of Credit to be issued in the name of the Agent by HSBC Bank, Paris Branch. If, thereafter, the Lessee elects to replace such Letter of Credit with a new Letter of Credit, then the Lessee hereby agrees to issue such Letter of Credit in the name of the Agent from a bank acceptable to the Agent.

10. Notices. Except as may otherwise be specified in this Agreement, all communications hereunder and under the Lease will be deemed sufficient if in writing and personally delivered, or sent via registered mail, postage prepaid, or sent by reputable overnight courier, or sent by facsimile, addressed:

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If to the Lessee:

Europe Airpost S.A.

Bâtiment Le Raphaël

22 avenue des Nations (Villepinte)

BP 49015

95911 ROISSY CDG CEDEX

Attention: M. Maurice Serinet

Facsimile: +33 1 48 17 75 65

If to the Lessor:

Aviacargo Leasing Limited

c/o Matsack Trust Limited

30 Herbert Street

Dublin 2

Ireland

Attention: Company Secretary

Facsimile: +365 1 619 9010

With a copy to:

DLA Piper US LLP

203 North LaSalle Street, Suite 1900

Chicago, Illnois 60601

United States

Attention: Stephen A. Landsman, Esq.

Facsimile: +011 312 630 6330

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If to the Agent:

Erste Bank der oesterreichischen Sparkassen AG, London Branch

68 Cornhill

London EC3V 3QE

England

Attention: Stewart Tanner

Facsimile: (44 207) 283-7142

or such other address as may hereafter be furnished in writing in accordance with the terms hereof by any party to all other parties.

11. Miscellaneous. This Agreement shall be binding upon and enforceable against the parties hereto and their successors and permitted assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. This Agreement may be executed in one or more counterparts, including facsimile transmittals, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING AMONG OR BETWEEN ANY OF THE PARTIES HERETO. The parties hereto consent to the non-exclusive jurisdiction of each of the any state or federal court located in New York, New York with respect to all matters arising out of this Agreement. The parties hereto hereby expressly submit and consent in advance to such jurisdiction and venue in any action or proceeding commenced by any of them in any of such courts and agree that jurisdiction and venue is proper in such courts. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings among the parties with respect to the subject matter hereof. No term or provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the parties intended to be bound thereby.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same Agreement. A facsimile transmitted signature to this Agreement shall be deemed an acceptable written approval of an executing party hereto.

*    *    *

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IN WITNESS WHEREOF, the parties have executed and delivered this Lessee Consent [MSN 27347] by their respective officers or attorneys as of the date first above written.

WITNESS:	ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG, LONDON BRANCH, as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

By:	EUROPE AIRPOST S.A.
Name:	as Lessee
Title:	By:
Name:
Title:

By:	AVIACARGO LEASING LIMITED,
Name:	as Lessor
Title:	By:
Name:
	Title:	Attorney In Fact

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